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                                                                    EXHIBIT 23.1

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES

Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:


The audits referred to in our report dated March 9, 1995 included the related financial statement schedule as of January 30, 1994 and January 29, 1995, and for each of the fiscal years in the three-year period ended January 29, 1995, included in the registration statement. This financial statement schedule is the responsibility of Ralphs management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial Data of Ralphs," "Selected Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California

May 10, 1995